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Exhibit 4.9       Agreement, dated March 23, 2001, between Gemini Genomics UK
                  Limited and CuraGen Corporation


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                               DATED 23 MARCH 2001






                           GEMINI GENOMICS UK LIMITED

                                       AND

                               CURAGEN CORPORATION


                        ---------------------------------
                                    AGREEMENT

                        RELATING TO PROVISION OF SAMPLES
                        ---------------------------------






                                 ARNOLD & PORTER
                                    TOWER 42
                               25 OLD BROAD STREET
                                 LONDON EC2N 1HO


            Confidential Treatment Requested and the Redacted Material
                has been separately filed with the Commission.

                                TABLE OF CONTENTS


                                                                     Page No.
                                                                     --------
1.   DEFINITIONS AND INTERPRETATION........................................3

2.   PROVISION OF DNA SAMPLES..............................................7

3.   FEES..................................................................7

4.   INTELLECTUAL PROPERTY.................................................7

5.   WARRANTIES, LIABILITY AND INDEMNITY...................................8

6.   CONFIDENTIALITY.......................................................8

7.   MISCELLANEOUS........................................................10



                                       2
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                                    AGREEMENT

THIS AGREEMENT is made the 23d day of March 2001

BETWEEN:

(1) GEMINI GENOMICS UK LIMITED whose principal place of business is at 162 Science Park, Milton Road, Cambridge CB4 OGH ("Gemini"); and

(2) CURAGEN CORPORATION whose principal place of business is at 555 Long Wharf Drive, New Haven, CT, USA ("CuraGen").

WHEREAS:

(A) Gemini has collected a broad range of DNA and clinical data from human populations across certain disease areas which can be used to identify variations to specific genes and to determine the clinical relevance of genes with unknown function.

(B) CuraGen wishes to obtain certain DNA samples and associated clinical data from Gemini and Gemini has agreed to provide such samples on the terms set out herein.

WHO HAVE AGREED AS FOLLOWS:

DEFINITIONS AND INTERPRETATION

1.       DEFINITIONS AND INTERPRETATION

         1.1 In this Agreement and in the Schedules to this Agreement the following words and phrases shall have the following meanings unless the context requires otherwise.

                 1.1.1 "AFFILIATE" - any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with, either Party including as a Subsidiary or Holding Company;

                 1.1.2 "AGREEMENT" - this agreement and any and all schedules, appendices and other addenda to it as may be varied from time to time in accordance with the provisions of this Agreement;

                 1.1.3 "[***] SAMPLES" - the DNA Samples derived from [***] twins with a [***] as set out in Schedule 1;

                 1.1.4 "BUSINESS DAY" - 9.30 am to 5.30 pm on a day other than a Saturday, Sunday, bank or other public holiday in England and Wales or the USA;

                 1.1.5 "CLINICAL DATA" - the phenotypic data in Gemini's possession and control in each case relating to the [***] Samples or the [***] Samples and provided by Gemini to CuraGen pursuant to Clause 2


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                           including, without limitation, the data described on
                           Schedules I and 2 attached hereto;

                 1.1.6 "COMPETENT AUTHORITY" - any local or national agency, authority, department, inspectorate, minister, ministry official or public or statutory person (whether autonomous or not) of or of any government of any country having jurisdiction over the Agreement or any of the Parties or over the development or marketing of medicinal products including the European Commission, The Court of first instance and the European Court of Justice;

                 1.1.7 "CONFIDENTIAL INFORMATION" - any trade secrets, Know How, intellectual property rights or confidential information relating to the business affairs or finances of one of the other Parties supplied or otherwise made available or coming into their possession in relation to this Agreement (it being understood that the Sample Results shall be Confidential Information of CuraGen for purposes of this Agreement);

                 1.1.8 "CONTROL" - means the ownership of more than 50% of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the Party in question;

                 1.1.9 "DNA SAMPLES" - those clinical samples of human DNA in Gemini's possession and control which are provided by Gemini pursuant to Clause 2;

                 1.1.10 "DOCUMENTS" - paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CDROM and any other media on which Know How can be permanently stored or recorded;

                 1.1.11 "FORCE MAJEURE" - in relation to any Party any event or circumstance which is beyond the reasonable control of that Party which event that Party could not reasonably be expected to have taken into account at the date of this Agreement and which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement including act of God, lightning, fire, storm, flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems, strike, lockout or other industrial disturbance, act of the public enemy, war declared or undeclared, threat of war, terrorist act, blockade, revolution, riot insurrection, civil commotion , public demonstration, sabotage, act of vandalism prevention from or hindrance in obtaining in any materials, energy or other supplies, explosion, fault or failure of plant or machinery (which could not have been prevented by Good Industry Practice), governmental restraint, act of legislature and directive or requirement of a Competent Authority governing either Party provided that lack of

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                           funds shall not be interpreted as a cause beyond the
                           reasonable control of that Party;

                 1.1.12 "KNOW HOW" - unpatented technical and other information which is not in the public domain including, ideas, concepts, inventions, discoveries, data, formulae, specifications, information relating to material, procedures for experiments and tests and results of experimentation and testing, results or research development including laboratory records, clinical trial data, case report forins, data analyses, reports or summaries and information contained in submissions to and information from ethical committees and Competent Authorities;

                 1.1.13 "MATERIAL" - Documents and any chemical or biological substances including any:-

                           (a) organic or inorganic element or compound;

                           (b) nucleotide or nucleotide sequence including DNA
                               and RNA sequence;

                           (c) gene;

                           (d) vector or construct including plasmids, phages or
                               viruses;

                           (e) host organism including bacteria, fungi, algae,
                               protozoa and hybridomas;

                           (f) eukaryotic or prokaryotic cell line or expression
                               system or any development strain or product of that cell line or expression system;

                           (g) protein including any peptide or amino acid
                               sequence, enzyme, antibody or protein conferring target properties and any fragment of a protein or a peptide enzyme or antibody;

                           (h) drug or pro-drug;

                           (i) assay or reagent; or any other genetic or
                               biologic material or micro-organism;
                               multi-cellular plants;

                           (j) data for the derivation of molecular structures
                               including NMR spectra, X Ray diffraction patterns, and other primary experimental information, assignments and other calculations, required for determination of the structure, and co-ordinates of the derived molecular structure;

                           (k) computer programmes or algorithms.

                 1.1.14 "[***] SAMPLES" - the DNA Samples derived from [***] case and control subjects;

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                 1.1.15    "PARTIES" - Gemini and CuraGen and "PARTY" means
                           either of them;

                 1.1.16 "PATENT RIGHTS" - patent applications or patents, author certificates, inventor certificates, utility certificates, improvement patents and models and certificates of addition and all foreign counterparts of them and includes any divisions, renewals, continuations, continuations-in-part, extensions, reissues, substitutions, confirmations, registrations, revalidation or additions of or to them, as well as any supplementary protection certificate in respect of them;

                 1.1.17 "SAMPLE RESULTS" - any and all results (including, without limitation, all Patent Rights, Know-How and Material) which are created, conceived or reduced to practice by CuraGen during the term of this Agreement through its use of the Samples and/or the Clinical Data;

                 1.1.18 "SAMPLES" - the [***] of each of the [***] Samples and the [***] Samples;

                 1.1.19 "SUBSIDIARY OR HOLDING COMPANY" - shall have the meaning ascribed to those expressions by Section 736 of the Companies Act 1985 (as amended);

1.2              In this Agreement:-

                 1.2.1 unless the context otherwise requires all references to a particular Clause, paragraph or Schedule shall be a reference to that Clause, paragraph or Schedule, in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

                 1.2.2 the table of contents and headings are inserted for convenience only and shall be ignored in construing this Agreement;

                 1.2.3 unless the contrary intention appears words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

                 1.2.4 unless the contrary intention appears words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organisational or other entity, in each case whether or not having separate legal personality;

                 1.2.5 reference to the words "include" or "including" are to be construed without limitation to the generality of the preceding words; and

                 1.2.6 reference to any statute or regulation includes any modification or re-enactment of that statute or regulation.

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2.       PROVISION OF DNA SAMPLES

         2.1 By [***] Gemini shall provide CuraGen with the Samples and associated Clinical Data relating to the Samples.

         2.2 CuraGen shall use the Samples for determining the clinical relevance of genes only and shall not use the Samples for the production or sale of any products or for any clinical use or any use in humans. For the avoidance of doubt, CuraGen may use the Sample Results without restriction.

         2.3 The provision of the Samples and associated Clinical Data by Gemini to CuraGen pursuant to this Agreement shall be subject to any applicable legal and/or regulatory requirements.

         2.4 The Samples and associated Clinical Data shall be kept in a secure environment at CuraGen's premises. CuraGen shall use commercially reasonable efforts to protect the Samples and associated Clinical Data against theft, damage, loss, misuse and/or unauthorised access.

         2.5 CuraGen will not permit the Samples or associated Clinical Data to come into the possession or control of any person other than employees, agents, directors, consultants or professional advisors of CuraGen who are bound in writing to obligations comparable to those set forth in Clause 6.

         2.6 In handling the Samples, CuraGen shall comply with all local laws and requirements.

         2.7 The Samples are provided by Gemini to CuraGen on a non-exclusive basis and Gemini shall be free to use and to supply to third parties such quantities of any samples (including samples from the same set of individuals from whom the Samples are derived) as Gemini may in its sole discretion decide.

3.       FEES

         3.1 In consideration of the provision of the Samples pursuant to Clause 2, CuraGen shall pay to Gemini a fee of US [***] per Sample. CuraGen shall pay the fees per sample within fourteen
                (14) days of receipt of the Samples and associated Clinical Data supported by an appropriately detailed invoice from Gemini

         3.2 Payments to Gemini under this Agreement shall be made by electronic transfer to such bank account of Gemini as Gemini may notify to CuraGen.

4.       INTELLECTUAL PROPERTY

         4.1 Any and all Sample Results generated by CuraGen shall vest in and be owned by CuraGen.

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         4.2    Gemini shall at the request of the CuraGen execute all documents and do all other acts and things as may be reasonably required in order to vest fully and effectively all rights in and to the Sample Results in CuraGen.

         4.3 Except as expressly set out herein no rights or licenses are granted by either Party hereunder.

5.       WARRANTIES, LIABILITY AND INDEMNITY

         5.1    Each Party represents and warrants to the other Party that:

                5.1.1 it has legal power, authority and right to enter into this Agreement and to perform its respective obligations in this Agreement; and

                5.1.2 it is not at the date of this Agreement a party to any agreement, arrangement or understanding with any third party which in any significant way prevents it from fulfilling any of its material obligations under the terms of this Agreement.

                5.1.3  Gemini hereby represents and warrants to CuraGen:

                       5.1.3.1 that the Clinical Data contains the information on Schedule I or 2 for each patient providing DNA Samples and

                       5.1.3.2. that it has obtained, and will continue to obtain, informed consent from all patients and human subject volunteers that provide Clinical Data and materials and/or samples comprising the DNA Samples.

         5.2 Except as is expressly stated herein no other representation, warranty is made or given by or on behalf of either Party. In particular, and without limitation, Gemini gives no warranty of merchantability or fitness for particular purpose or any guarantee or warranty of any kind express or implied in relation to the [***] Samples, the [***] Samples or the associated Clinical Data.

         5.3 Neither Party shall be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any economic loss or other loss of turnover, profits, business or goodwill or any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by the other or its Affiliates of an indirect or consequential nature arising out of or in connection with this Agreement.

6.       CONFIDENTIALITY

         6.1    Each of the Parties undertakes and agrees to:

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                6.1.1  use the Confidential Information only for the purposes envisaged under this Agreement and not to use the same for any other purpose whatsoever;

                6.1.2 ensure that only those of its officers and employees who are directly concerned with the carrying out of this Agreement have access to the Confidential Information on a strictly applied "need to know" basis and are informed of the secret and confidential nature of it;

                6.1.3 keep the Confidential Information secret and confidential and not directly or indirectly to disclose or permit to be disclosed, make available or pen-nit to be made available the same to any third party (save as provided in Clause 6.3.5) for any reason without the prior written consent of the disclosing Party;

                6.1.4 keep the Confidential Information separate at all times from all other Know How which it may hold;

                6.1.5 clearly identify the Confidential Information as confidential.

         6.2 Each Party agrees not to disclose any of the terms of this Agreement or its existence to any third party without the prior written consent of the other Party.

         6.3 The obligations of confidence referred to in Clause 6.1 shall not extend to any Confidential Information which:-

                6.3.1 is or becomes generally available to the public otherwise than by reason of breach by a recipient Party of the provisions of this Clause;

                6.3.2 is known to the recipient Party and is at its free disposal (having been generated independently by the recipient Party or a third party in circumstances where it has not been derived directly or indirectly from the disclosing Party's Confidential Information)prior to its receipt from the disclosing Party provided that evidence of such knowledge is furnished by the recipient Party to the disclosing Party within 28 days of receipt of that Confidential Information;

                6.3.3 is subsequently disclosed to the recipient Party without obligations of confidence by a third party owing no such obligations to the disclosing Party in respect of that Confidential Information;

                6.3.4 is required by law to be disclosed (including as part of any regulatory submission or approval process) and then only when prompt written notice of this requirement has been given to the disclosing Party so that it may, if so advised, seek appropriate relief to prevent such disclosure provided always that in such circumstances such disclosure shall be only to the extent so required and shall be subject to prior consultation with the disclosing Party with a view to agreeing timing and content of such disclosure; or

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                6.3.5  is disclosed to any Affiliate or the employees,
                       directors, agents, consultants and professional advisors of the recipient Party, provided that such persons are bound in writing to the obligations of confidentiality set forth in this Clause 6;.

         6.4 All Confidential Information disclosed by the disclosing Party to the recipient Party shall remain the property of the disclosing Party. In the event that a court or Competent Authority assumes partial or complete control over the assets of a recipient Party based on the Insolvency Event of that Party, the recipient Party shall:

                6.4.1  promptly notify such court or Competent Authority:

                       (a) that Confidential Information received from the disclosing Party under this Agreement remains the property of the Disclosing Party; and

                       (b) of the confidentiality obligations under this Agreement; and

                6.4.2 to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality and security of the disclosing Party's Confidential Information and to ensure that the court or Competent Authority maintains that Confidential Information in confidence in accordance with this Agreement.

         6.5 The obligations of the Parties under Clause 6.1 to 6.4 shall survive for a period of five (5) years from the date of this Agreement.

7.       MISCELLANEOUS

         7.1 Neither Party shall without the prior written consent of the other, such consent not to be unreasonably withheld, assign the benefit and/or burden of this Agreement to any third party other than an Affiliate.

         7.2 If a Party is unable to perform any of its obligations under this Agreement due to an event of Force Majeure, such Party shall be excused such performance (but only such performance) during the period of such Force Majeure event.

         7.3 The validity, construction and interpretation of this Agreement and any determination of the performance which it requires shall be governed by English law. All disputes between the Parties arising out of the circumstances and relationships contemplated by this Agreement including disputes relating to the validity, construction or interpretation of this Agreement, and including disputes relating to pre-contractual representations which result in any action or proceedings, shall be subject to the exclusive jurisdiction of the English Courts.

         7.4 Except as expressly provided in this Agreement nothing herein deprives either Party or constitutes a waiver by either Party of any of its rights or remedies under common law, statute or otherwise.


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         7.5    This Agreement constitutes the entire agreement and
                understanding between the Parties and supersedes all prior oral or written understandings, arrangements, representations or agreements between them relating to the subject matter of this Agreement provided that this does not remove any right of action by either Party in respect of any fraudulent misrepresentation, fraudulent concealment or other fraudulent action.

         7.6 All formal notices to be given pursuant to this agreement shall be in writing and shall be delivered by hand, post or facsimile to the address of the Parties set out above (or such other address as may be notified by a Party to the other from time to time in accordance with this Clause) and in the case of a facsimile with a confirmation copy being sent by post. Notices shall be deemed to have been received:

                7.6.1    if delivered by courier, at the time of delivery;

                7.6.2    if sent by post:

                         (a) where posted in the country of the addressee, on the second working day following the day of posting; and

                         (b) where posted in any other country, on the fifth working day following the day of posting;

                7.6.3 if sent by facsimile, on acknowledgement by the recipient facsimile receiving equipment on a Business Day if the acknowledgement occurs before 1700 hours local time on a Business Day of the recipient and in any other case on the following Business Day.

         7.7 The activities of the Parties contemplated pursuant to this Agreement shall not constitute a partnership and neither Party is the agent of the other Party or has the authority to bind the other Party in any way except as provided in this Agreement.

         7.8 Each Party shall bear its own legal costs and other expenses incurred in the negotiation, preparation, execution and implementation of this Agreement.

         7.9 Any press releases to be made by either Party relating to this Agreement will require the approval of the other Party.

         7.10 This Agreement may be executed in any number of counterparts and by the Parties by separate counterparts, each of which when so executed shall be an original and all of which shall constitute one and the same instrument.

         7.11 The operation of the Contract (Rights of Third Parties) Act 1999 is hereby expressly excluded save that the Parties acknowledge and agree that Affiliates of either Party may enforce against the Parties (and a person who is the lawful successor to or a permitted assignee of the rights of a Party) the rights and benefits under this Agreement in accordance with that Act.


                                       11
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IN WITNESS WHEREOF the Parties have executed this document the day and year first above written.

SIGNED by
for and on behalf of
GEMINI GENOMICS UK LIMITED
in the presence of:

SIGNED by
for and on behalf of
CURAGEN CORPORATION
in the presence of:


                                       12
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                                   SCHEDULE 1

                        [***] SAMPLES AND PHENOTYPIC DATA


                                       13
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                                   SCHEDULE 2

                        [***] SAMPLES AND PHENOTYPIC DATA


                                       14